IMMEDIATE RELEASE

AAM Appoints Michael K. Simonte President and
Christopher J. May, Vice President & Chief Financial Officer

DETROIT, MICHIGAN, July 31, 2015 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today announced the appointment of Michael K. Simonte to President and Christopher J. May to Vice President & Chief Financial Officer effective August 1, 2015.  David C. Dauch will remain as Chairman and Chief Executive Officer.  Mr. Simonte and Mr. May will report to Mr. Dauch.

Michael K. Simonte, 51, has been with AAM for nearly 17 years, most recently serving as Executive Vice President & CFO and previously, Treasurer. His experience while in these senior corporate positions includes external reporting, internal controls, global tax planning, financial strategy, budgeting, forecasting, capital structure oversight, cash management and investor relations. In addition to his broad financial background, he has extensive leadership experience at the operating level that includes overseeing capital allocation, managing commercial negotiations, executing restructuring activities and directing the company’s information technology function.

“Mike has been instrumental to our profitable growth and success, and a key leader in building a solid financial foundation for AAM,” said David C. Dauch, Chairman and CEO of AAM.  “His financial experience will be of great benefit to our operations as we continue to implement our growth strategies while driving operational efficiencies to build stakeholder value through operational excellence, quality and technology leadership.”

Christopher J. May, 45, has held positions of increasingly significant responsibility during his 21 years with the company.  He served most recently as Treasurer and previously, Assistant Treasurer.  His experience includes various positions within AAM’s financial reporting, internal audit and operations finance departments. Over the last several years, he has led the company’s efforts to refinance our capital structure while building strong financial processes within the organization. He holds a Masters of Business Administration degree from University of Detroit - Mercy, and a Bachelor of Science degree in Accounting from Canisius College. Mr. May also holds a CPA designation.

“Chris has demonstrated outstanding leadership in our finance organization since joining the company in 1994,” said Dauch.  “His deep institutional knowledge will allow for a smooth transition and an immediate positive impact on the future direction of our company. I am confident that Chris will continue to effectively lead the finance organization in support of our plan to sustain solid profitability and improved free cash flow performance.”

AAM also announced the appointment of Alberto L. Satine to President, Driveline Business Unit (Senior Vice President – AAM Corporate) and Norman Willemse to President, Metal Formed Products (Senior Vice President – AAM Corporate).  Mr. Satine and Mr. Willemse will report to Mr. Simonte.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles.  In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

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For more information...

Christopher M. Son
Director, Investor Relations,
Corporate Communications and Marketing
(313) 758-4814
chris.son@aam.com